Exhibit 5.1

BAKER & DANIELS LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana 46240
Tel: (317) 569-9600 Fax: (317) 569-4800

December 19, 2007

The Steak n Shake Company
500 Century Building
36 South Pennsylvania Street
Indianapolis, IN 46204

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Steak n Shake Company, an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company’s Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), registering the offer and sale of an aggregate of 170,000 shares (the "Shares") of the Company’s common stock, $0.50 stated value, pursuant to the Company’s 2005 Director Stock Option Plan and the 2007 Non-Employee Director Restricted Stock Plan (collectively, the "Plans").

We have examined the Registration Statement, the Amended and Restated Articles of Incorporation and Restated By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Securities, and such other documents as we have considered necessary. We have also examined a Certificate of Secretary of the Company dated the date hereof (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein. For purposes of this opinion, we have assumed that the Shares will be issued in accordance with the terms of the Plans.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued in accordance with the Plans, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Our opinion expressed above is limited to the federal law of the United States and the laws of the State of Indiana.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

                                                         /s/ Baker & Daniels LLP